EXHIBIT 10.1
EXECUTION COPY
VOTING AGREEMENT
VOTING AGREEMENT, dated as of this 25th day of September, 2008, (“Agreement”), among each of the persons listed on the signature page attached hereto (the “Stockholders”), and Getting Ready Corporation, a Delaware corporation (“Parent”).
WHEREAS, each of Parent, Winston Laboratories, Inc., a Delaware corporation (“Winston”), and Winston Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Parent (“Merger Sub”), have entered into a Merger Agreement and Plan of Reorganization, dated as of November 13, 2007 (the “Merger Agreement”), that provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into Winston, with Winston being the surviving corporation and becoming a wholly owned subsidiary of Parent (the “Merger”);
WHEREAS, at the effective time of the Merger, all shares of Winston capital stock beneficially owned by each Stockholder shall be converted into the right to receive and shall be exchanged for shares of Parent Common Stock or Parent Preferred Stock (together, the “Parent Shares”) as set forth in the Merger Agreement;
WHEREAS, in connection with the consummation of the Merger Agreement, the Stockholders have agreed, severally, to enter into this Agreement; and
WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1. VOTING OF SHARES FOR DIRECTORS
1.1 Vote in Favor of the Directors. At the next annual meeting of Parent, each Stockholder agrees to vote the Parent Shares he, she or it now owns, or will hereafter acquire prior to such meeting, for so long as such Stockholder owns such Parent Shares, in favor of the election and re-election of the following persons (the “Director Designees”) as directors of Parent to serve on the Parent board of directors (the “Board of Directors”):
(a)	Joel E. Bernstein, M.D.,

(b)	Robert A. Yolles,

(c)	Scott B. Phillips, M.D.,

(d)	Curtis Lockshin, Ph.D.,

(e)	Subbarao Uppaluri, Ph.D.

(f)	Glenn L. Halpryn, and

(g)	Neal S. Penneys, M.D., Ph.D.
provided that, at all times a majority of the Board of Directors must consist of “independent directors” within the meaning of the American Stock Exchange rules and applicable SEC rules.
1.2 Obligations of Parent. Parent shall take all necessary and desirable actions within its control during the term of this Agreement to provide for the Board of Directors to be comprised of seven (7) members and to enable the election to the Board of Directors of the Director Designees.
1.3 Obligations as Director and/or Officer. Nothing in this Agreement shall be deemed to limit or restrict any director or officer of Parent from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a stockholder of Parent and shall not apply to his or her actions, judgments or decisions as a director or officer of Parent if he or she is such a director or officer.
2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS
Each Stockholder hereby severally represents, warrants and covenants as follows:
2.1 Authorization. Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.
2.2 No Conflict; Required Filings and Consents
(a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Law applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Parent Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act or the OTCBB or Eligible Market, as applicable, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.
2.3 Title to Shares. Such Stockholder is the legal and beneficial owner of its Parent Shares, free and clear of all Liens except certain restrictions upon the transfer of such shares.
3. GENERAL PROVISIONS
3.1 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below; (iii) five business days after deposit in the U.S. mail, postage prepaid and addressed to the other party at the address set forth below; or (iv) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation will not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 4.1, by giving the other party written notice of the new address in the manner set forth above.
(a)	If to Parent:
Getting Ready Corporation
4400 Biscayne Boulevard
Suite 950
Attention: Glenn L. Halpryn
Phone: (305) 573-4112
Facsimile: (305) 573-4115
with a copy to:
Judith Kenney & Associates, P.A.
777 Brickell Avenue, Suite 1070
Miami, FL 33131
Attention: Judith Kenney, Esq.
Phone: (305) 373-7888
Facsimile: (305) 373-5240

(b) If to any Stockholder, to the address set forth in the stock record books of Parent.
3.2 Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
3.3 Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
3.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.
3.5 Equitable Relief. The parties hereto recognize that, if such party fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each party hereto therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief and any other equitable remedy a court of competent jurisdiction may deem appropriate in any such case.
3.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware.
3.7 Disputes. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court in Delaware.
3.8 Delays or Omissions. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.

3.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.
3.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLE WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
3.11 Amendments. Any term of this Agreement may be amended only with the written consent of the parties hereto.
3.12 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other person or entity shall have any right or action under this Agreement.
[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

PARENT: GETTING READY CORPORATION
By:	/s/ Glenn L. Halpryn
Name:	Glenn L. Halpryn
Title:	Chief Executive Officer

STOCKHOLDERS:
/s/ Joel E. Bernstein, M.D.
Joel E. Bernstein, M.D.

/s/ Carole F. Bernstein
Carole F. Bernstein

/s/ Jeffrey Bernstein
Jeffrey Bernstein

/s/ David Bernstein
David Bernstein

/s/ Rebecca Zelken
Rebecca Zelken

/s/ Stephen M. Harrison, M.D.
Stephen M. Harrison, M.D.,
Revocable Trust U/A/D January, 1979

/s/ Robert Yolles
Robert Yolles

/s/ Scott B. Phillips, M.D.
Scott B. Phillips, M.D.

/s/ Phil Frost, M.D.
Frost Gamma Investments Trust